Exhibit T3E.5
CONFIDENTIAL
Vitro, S.A.B. de C.V.
SOLICITATION STATEMENT SUPPLEMENT
DATED NOVEMBER 22, 2010
     This document supplements the Offer to Purchase and Offer to Exchange and Consent Solicitation Statement dated November 1, 2010 (as supplemented, the “Statement”), relating to our offer to purchase the Old Notes for cash (the “Tender Offer”) and our proposed exchange offer and consent solicitation (the “Exchange Offer and Consent Solicitation”). The information set forth in this supplement is not complete — this supplement is intended to be read together with the Statement only. To the extent information in this supplement is inconsistent with the Statement, you should rely on this supplement. Defined terms used in this supplement but not defined in this supplement have the meanings assigned to them in the Statement.
Extension of “Expiration Time”
     This supplement amends the Statement to extend the Expiration Time for the Tender Offer and the Exchange Offer and Consent Solicitation to 5:00 p.m., New York City time, on December 7, 2010 (the “New Expiration Time”). All references to the “Expiration Time” shall be deemed to be references to the New Expiration Time and all references to “9:00 a.m., New York City time, on December 1, 2010” shall be deemed to be references to 5:00 p.m., New York City time, on December 7, 2010 in the Statement, any supplements, the Letter of Instructions, the Letter of Transmittal and any related documents. This extension is being made at the request of holders to facilitate their participation in the Tender Offer and the Exchange Offer and Consent Solicitation. The Company may further extend the Expiration Time at its sole discretion.
Old Notes eligible to participate in the Tender Offer and the Exchange Offer and Consent Solicitation
     This supplement further amends the Statement to clarify that the securities bearing the CUSIP numbers set forth in the table below are included in the defined term “Old Notes” and the principal amount of the securities set forth below was already included in the principal amount of Old Notes outstanding. The following table sets forth, for each series of these Old Notes, the security description for such notes, the CUSIP number and the aggregate principal amount outstanding for that series of Old Notes:

			Outstanding
Security Description	CUSIP		Principal Amount

8.625% Senior Notes due 2012	P	98100AA1	$785,000
11.75% Senior Notes due 2013	P	98022AB5	$788,000
9.125% Senior Notes due 2017	P	98100AB9	$927,000
Changes to definition of “Record Date”
     This supplement further amends the Statement to change the “Record Date” definition to 5:00 p.m., New York City time, on November 30, 2010. All references to the “Record Date” in the Statement, any supplements, the Letter of Instructions, the Letter of Transmittal and any related documents shall be deemed to be references to the amended definition.

     Questions and requests for assistance in completing and delivering any Letter of Transmittal, Letter of Instructions or document specified therein or requests for additional copies of the Statement, any supplement, any Letter of Transmittal, any Letter of Instructions or other related documents should be directed to the Depositary or the Information and Exchange Agent, as applicable, at its address and telephone numbers below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold the Old Notes with questions and requests for assistance.
The Depositary for the Tender Offer is:
D.F. King & Co., Inc.
Registered or Certified Mail/Overnight Courier/Hand:
48 Wall Street — 22nd Floor, New York, NY 10005
By Facsimile (for Eligible Institutions Only): (212) 809 — 8838
Attn: Elton Bagley
For Confirmation: (212) 493 — 6996
Banks and Brokers call: (212) 269 — 5550
All others call toll free: (800) 431 — 9633
The Information and Exchange Agent for the Exchange Offer and Consent Solicitation is:
D.F. King & Co., Inc.

By Registered or Certified Mail/Overnight Courier/Hand:
48 Wall Street — 22nd Floor, New York, NY 10005
Banks and Brokers call: (212) 269 — 5550
All others call toll free: (800) 431 — 9633
vitro@dfking.com

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